SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 11, 2011

INTERNATIONAL STEM CELL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-51891	20-4494098
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

5950 Priestly Drive, Carlsbad, CA 92008

(Address of principal executive offices, including zip code)

(760) 940-6383

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CAR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)(c) and (e)

Effective as of May 11, 2011, International Stem Cell Corporation, a Delaware corporation (the “Company”) entered into an amended and restated employment arrangement with Brian Lundstrom. Mr. Lundstrom, who had previously served as the Company’s President, will no longer be an executive officer of the Company and will focus on international business development projects. Dr. Andrey Semechkin, who had previously served as Chief Executive Officer of the Company, will assume the additional responsibilities of President. Information concerning Dr. Semechkin is contained in the Company’s definitive Proxy Statement filed with the Securities and Exchange Commission on March 30, 2011 and is incorporated by reference herein. There were no changes to the terms of Dr. Semechkin’s employment agreement as a result of his assumption of the additional duties as President.

Under the terms of the new employment relationship with Mr. Lundstrom, which completely supersedes the employment terms set forth in his November 5, 2009 offer letter, Mr. Lundstrom will receive an annual salary of $250,000 and will be entitled to the Company’s standard package of employee benefits, including medical and dental insurance. Additionally, Mr. Lundstrom agreed with the Company to relinquish his right to exercise any of the previously granted stock options to purchase a total of 3,000,000 shares of the Company’s common stock that had not vested prior to May 11, 2011. This unvested amount represents options to purchase a total of 1,980,000 shares. All previously granted options that had vested as of May 11, 2011 and have not been exercised remain in full force and effect. This description of the terms of the amended and restatement employment arrangement with Mr. Lundstrom is qualified in its entirety by reference to the complete terms of the agreement, which is attached as Exhibit 10.1 hereto.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

Exhibit	Title

10.1	Amended and Restated Employment Offer Letter with Brian Lundstrom

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

International Stem Cell Corporation

By:	/s/ Ray Wood
Ray Wood
Chief Financial Officer

Dated: May 13, 2011